Calculation of Filing Fee Tables
S-8
Tonix Pharmaceuticals Holding Corp.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, par value $0.001 per share	Other	1,680,629	$ 12.13	$ 20,386,029.77	0.0001381	$ 2,815.31
Total Offering Amounts:						$ 20,386,029.77		$ 2,815.31
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 2,815.31
Offering Note
[1]	Covers 1,680,629 shares of common stock issuable under the Tonix Pharmaceuticals Holding Corp. Amended and Restated 2020 Stock Incentive Plan, as amended, and the Tonix Pharmaceuticals 2026 Stock Incentive Plan. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein, as these amounts may be adjusted as a result of stock splits, stock dividends, antidilution provisions, and similar transactions. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low sales price on the NASDAQ Global Select Market on June 25, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources